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                                OPTION AGREEMENT

                                 BY AND BETWEEN

                        LONDON INTERNATIONAL GROUP, INC.

                                       AND

                        PHOENIX MEDICAL TECHNOLOGY, INC.






                          DATED AS OF DECEMBER 22, 1997





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                                TABLE OF CONTENTS


                                                                            PAGE

PREMISES ..................................................................  1

ARTICLE 1-- OPTION.........................................................  1

         1.1      Grant of Option..........................................  1

         1.2      Option Payment...........................................  2

         1.3      Exercise of Option.......................................  2

         1.4      Shareholder Approval.....................................  2

         1.5      Conditions to Option; Term of Option.....................  2

                  (a)      Conditions......................................  2

                  (b)      Notice to Option Escrow Agent...................  3

                  (c)      Term............................................  3

                  (d)      Expiration If Conditions Not Satisfied..........  3

         1.6      Refund of Option Payment.................................  3

ARTICLE 2-- PURCHASE AND SALE OF ASSETS....................................  3

         2.1      Purchase and Sale of Assets..............................  3

         2.2      Purchase Price...........................................  4

         2.3      Purchase Price Adjustment................................  4

                  (a)      LIG Closing Date Balance Sheet..................  4

                  (b)      Objections to LIG Closing Date Balance Sheet....  4

                  (c)      Adjustment to Purchase Price....................  5

         2.4      Escrow...................................................  5

         2.5      Assumption of Liabilities................................  5

         2.6      Assignment of Contracts..................................  6

         2.7      General Limitations on Assumption of Liabilities.........  6

ARTICLE 3-- CLOSING........................................................  6

         3.1      Time and Place of Closing................................  6

         3.2      Closing Date.............................................  6

         3.3      Documents Delivered by Phoenix at Closing................  7

         3.4      Documents Delivered by LIG at Closing....................  8

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                                                                            PAGE

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PHOENIX........................  9

         4.1      Organization, Standing, and Capital Structure............  9

         4.2      Authority; No Breach By Agreement........................  9

         4.3      Financial Statements..................................... 10

         4.4      Title to Assets.......................................... 10

         4.5      Inventory................................................ 10

         4.6      Accounts Receivable...................................... 11

         4.7      Absence of Undisclosed Liabilities....................... 11

         4.8      Absence of Certain Changes or Events..................... 11

         4.9      Tax Returns.............................................. 11

         4.10     Environmental Matters.................................... 12

         4.11     Compliance with Laws..................................... 13

         4.12     Remuneration............................................. 13

         4.13     Labor Relations.......................................... 14

         4.14     Employee Benefit Plans................................... 14

         4.15     Material Contracts....................................... 16

         4.16     Real Property............................................ 16

         4.17     Fixed Asset Leases....................................... 18

         4.18     Legal Proceedings........................................ 18

         4.19     Suppliers and Customers.................................. 18

         4.20     Products Liability; Warranties........................... 19

         4.21     Intellectual Property.................................... 19

         4.22     Insurance................................................ 19

         4.23     Computer Software and Databases.......................... 19

         4.24     Compliance with the Immigration Reform and Control Act... 20

         4.25     Compliance with OSHA..................................... 20

         4.26     Interested Transactions.................................. 20

ARTICLE 5-- REPRESENTATIONS AND WARRANTIES OF LIG.......................... 21

         5.1      Organization, Standing, and Power........................ 21

         5.2      Authority; No Breach By Agreement........................ 21

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                                                                            PAGE

ARTICLE 6-- COVENANTS...................................................... 22

         6.1      Conduct of Phoenix's Business Pending Consummation....... 22

         6.2      Additional Covenants of Phoenix.......................... 24

                  (a)      Continuation of Corporation..................... 24

                  (b)      Continuation of Insurance....................... 24

                  (c)      Exclusive Dealing............................... 24

                  (d)      Consents and Approvals.......................... 24

                  (e)      Due Diligence................................... 24

         6.3      Covenants of LIG......................................... 25

ARTICLE 7-- ADDITIONAL AGREEMENTS.......................................... 25

         7.1      Agreement as to Efforts to Consummate.................... 25

         7.2      Confidentiality.......................................... 26

         7.3      Notification of Certain Events........................... 26

         7.4      Public Releases.......................................... 26

         7.5      Forwarding of Amounts.................................... 26

         7.6      Plant Closing Law........................................ 26

         7.7      Assumption of Employee Benefit Plan Obligations;
                  Transfer of Assets....................................... 27

         7.8      Change of Name........................................... 27

         7.9      Tax Matters.............................................. 27

                  (a)      Sales Taxes, Etc................................ 27

                  (b)      Section 1060 Statement and Forms................ 28

                  (c)      Control of Tax Proceedings...................... 28

                  (d)      Cooperation on Tax Matters...................... 28

                  (e)      Bulk Sales Laws................................. 28

         7.9      Wastewater Treatment System.............................. 29

ARTICLE 8-- INDEMNIFICATION................................................ 29

         8.1      Survival of Representations and Warranties............... 29

         8.2      Obligation of Phoenix to Indemnify....................... 30

         8.3      Obligation of LIG to Indemnify........................... 30

         8.4      Limitations on Indemnification........................... 31

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                                                                            PAGE

         8.5      Notice of Loss or Asserted Liability;
                  Expiration of Indemnification............................ 32

         8.6      Opportunity to Contest................................... 32

         8.7      Disputes with Customers or Suppliers..................... 33

         8.8      Subrogation Rights....................................... 33

         8.9      Exclusive Remedies....................................... 33

ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO
             CONSUMMATE THE PURCHASE AND SALE OF
             THE ASSETS.................................................... 34

         9.1      Conditions to Obligations of Each Party.................. 34

                  (a)      Exercise of Option.............................. 34

                  (b)      Regulatory Approvals............................ 34

                  (c)      Consents and Approvals.......................... 34

                  (d)      Legal Proceedings............................... 34

         9.2      Conditions to Obligations of LIG......................... 35

                  (a)      Representations and Warranties.................. 35

                  (b)      Performance of Agreements and Covenants......... 35

                  (c)      Delivery of Documents........................... 35

                  (d)      Real Property................................... 35

         9.3      Conditions to Obligations of Phoenix..................... 35

                  (a)      Shareholder Approval............................ 35

                  (b)      Payment of Purchase Price....................... 36

                  (c)      Representations and Warranties.................. 36

                  (d)      Performance of Agreements and Covenants......... 36

                  (e)      Delivery of Documents........................... 36

ARTICLE 10-- TERMINATION................................................... 36

         10.1     Termination.............................................. 36

         10.2     Effect of Termination.................................... 36

         10.3     Risk of Loss............................................. 37

ARTICLE 11-- GOVERNING LAW; DISPUTE RESOLUTION............................. 37

         11.1     Governing Law............................................ 37

         11.2     Arbitration.............................................. 37

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                                                                            PAGE

                  (a)      American Arbitration Association Rules.......... 37

                  (b)      Composition of Arbitral Tribunal................ 37

                  (c)      Situs; Language................................. 38

                  (d)      Judicial Assistance............................. 38

ARTICLE 12-- MISCELLANEOUS................................................. 38

         12.1     Entire Agreement......................................... 38

         12.2     Amendments............................................... 38

         12.3     Expenses................................................. 38

         12.4     Brokers and Finders...................................... 38

         12.5     Waivers.................................................. 39

         12.6     Assignment............................................... 39

         12.7     Notices.................................................. 39

         12.8     Counterparts............................................. 40

         12.9     Captions................................................. 40

         12.10    Interpretations.......................................... 40

         12.11    Severability............................................. 41

ARTICLE 13-- DEFINITIONS................................................... 41

         13.1     Definitions.............................................. 41

         13.2     Definitions Elsewhere in Agreement....................... 48


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

                                OPTION AGREEMENT


                  THIS OPTION AGREEMENT (this "Agreement") is made and entered into as of December 22, 1997, by and between LONDON INTERNATIONAL GROUP, INC. ("LIG"), a New Jersey corporation having its principal place of business at 3585 Engineering Drive, Norcross, Georgia 30092, and PHOENIX MEDICAL TECHNOLOGY, INC. ("Phoenix"), a Delaware corporation having its principal place of business at Route 521 West, Andrews, South Carolina 29510.


                                    PREMISES

         A. LIG wishes to acquire, and Phoenix wishes to sell to LIG, an Option to purchase substantially all of the Assets and Business of Phoenix and to assume substantially all of the Liabilities of Phoenix on the terms and conditions mutually agreed by the Parties and set out in this Agreement.

         B. Contemporaneously with, and as part of the consideration for, this Agreement, the Parties are also entering into: (1) a Loan and Security Agreement, pursuant to which LIG is loaning Phoenix certain funds to purchase capital equipment and make certain related capital expenditures (the "Loan Agreement"); (2) a Research and Development Agreement, pursuant to which the Parties are agreeing to develop jointly certain technology to be used in the manufacture of nitrile gloves (the "R&D Agreement"); and (3) an Agreement for the Purchase and Sale of Goods, pursuant to which Phoenix is agreeing to sell LIG, and LIG is agreeing to purchase from Phoenix, nitrile gloves (the "Supply Agreement").

         C. The Boards of Directors of LIG and Phoenix are each of the opinion that the transactions described in this Agreement are in the best interests of their respective shareholders.

         D. The transactions described in this Agreement are subject to the approval of the shareholders of Phoenix and to the satisfaction of certain other conditions described in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual warranties, representations, covenants and agreements set forth in this Agreement, the Parties agree as follows:


                                    ARTICLE 1
                                     OPTION

         1.1      GRANT OF OPTION.

                  For and in consideration of LIG's payment of the Option Payment pursuant to Article 1.2 and LIG's execution of the Loan Agreement, the R&D Agreement, and the Supply


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Agreement, Phoenix grants LIG an option to purchase substantially all of the
Assets and Business of Phoenix, and to assume substantially all of the Liabilities of Phoenix, upon the terms and conditions set out in this Agreement (the "Option").

         1.2      OPTION PAYMENT.

                  For and in consideration of Phoenix's grant of the Option pursuant to Article 1.1, LIG agrees to pay Phoenix $500,000.00 (Five Hundred Thousand United States Dollars) (the "Option Payment"). LIG shall deliver the amount of the Option Payment to the Option Escrow Agent pursuant to the terms of the Option Escrow Agreement upon the execution by both Parties of: (a) this Agreement; (b) the Loan Agreement; (c) the R&D Agreement; and (d) the Supply Agreement.

         1.3      EXERCISE OF OPTION.

                  LIG shall be entitled to exercise the Option at any time during the Option Period by delivering to Phoenix a notice of exercise in substantially the form of Exhibit 1.3 (the "Notice of Exercise"). LIG's decision to exercise or not exercise the Option shall be entirely at LIG's discretion.

         1.4      SHAREHOLDER APPROVAL.

                  Phoenix covenants and agrees with LIG to call a meeting of the shareholders of Phoenix (the "Shareholders' Meeting") as soon as reasonably practicable after the execution of this Agreement for the purpose of voting upon approval of this Agreement and such related matters as Phoenix deems appropriate. In connection with the Shareholders' Meeting: (i) Phoenix shall prepare and mail a proxy statement (the "Proxy Statement") to its shareholders;
(ii) each Party shall furnish to the other all information reasonably requested by the other Party in connection with the Proxy Statement; (iii) the Board of Directors of Phoenix shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to the shareholders of Phoenix the approval of this Agreement; and (iv) the Board of Directors and officers of Phoenix shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable best efforts to obtain such shareholders' approval.

         1.5      CONDITIONS TO OPTION; TERM OF OPTION.

                  (A)      CONDITIONS

                  The Option shall come into effect on the date the last of the following conditions has been fulfilled (the "Effective Date"):

                           (I) LIG has been notified in writing that this Agreement has been approved by the shareholders of Phoenix; and


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                           (II) The Parties have received written Consents to
         this Agreement from each of the following: (x) NationsBank N.A. (Carolinas); (y) the CIT Group/Credit Finance, Inc., and (z) Carolina First Bank.

                  (B)      NOTICE TO OPTION ESCROW AGENT

                  LIG agrees to forward to the Option Escrow Agent the notice of Phoenix shareholder approval pursuant to Article 1.5(a)(i) promptly upon LIG's receipt of said notice from Phoenix.

                  (C)      TERM

                  LIG shall be entitled to exercise the Option for a period expiring at midnight one year from the Effective Date (the "Option Period"), unless this Agreement is earlier terminated pursuant to the terms of Article 10. If LIG does not exercise the Option during the Option Period, this Agreement shall terminate and be of no further force or effect except as provided in
Article 10.2. Time is of the essence in calculating the Option Period.

                  (D)      EXPIRATION IF CONDITIONS NOT SATISFIED

                  If the conditions set forth in Article 1.5(a) have not been fully satisfied on or before March 31, 1998, this Agreement shall be of no further force or effect, except as provided in Article 10.2, and LIG shall be entitled to restitution of the Option Payment.

         1.6      REFUND OF OPTION PAYMENT.

                  Phoenix agrees to immediately return to LIG the full amount of the Option Payment if at any time after Phoenix's receipt of the Option Payment and during the term of this Agreement: (a) Phoenix sells, or agrees to sell, to any Person other than LIG substantially all of the Assets and Business, or (b) Phoenix merges, or agrees to merge, with any Person.


                                    ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

         2.1      PURCHASE AND SALE OF ASSETS.

                  Upon LIG's exercise of the Option, and subject to the terms and conditions of this Agreement, at the Closing Phoenix, in exchange for LIG's payment of the Purchase Price and assumption of the Assumed Liabilities, shall sell, assign, transfer, convey, and deliver to LIG all of Phoenix's right, title, and interest in and to the Assets, free and clear of any and all Liens, other than Permitted Liens. Phoenix shall not be obligated by this Agreement to sell, assign, transfer, convey, or deliver to LIG, and LIG shall not be obligated to purchase from Phoenix, the Retained Assets.


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         2.2      PURCHASE PRICE.

                  In consideration for the sale, transfer, conveyance, assignment and delivery of the Assets by Phoenix to LIG, and in reliance upon the representations, warranties, covenants, and agreements made in this Agreement by Phoenix, at the Closing LIG shall pay Phoenix $6,821,708 (Six Million Eight Hundred Twenty-One Thousand Seven Hundred Eight United States Dollars) (the "Purchase Price") as follows:

                  (A) LIG shall deliver to Phoenix $5,221,708 (Five Million, Two Hundred Twenty-One Thousand Seven Hundred Eight United States Dollars) in cash by wire transfer or in immediately available funds; and

                  (B) LIG shall deliver $1,600,000.00 (One Million Six Hundred Thousand United States Dollars) in cash to the Escrow Agent in accordance with the Escrow Agreement and Article 2.4 of this Agreement.

         2.3      PURCHASE PRICE ADJUSTMENT.

                  (A)      LIG CLOSING DATE BALANCE SHEET.

                  Following the Closing, LIG shall cause its accountants to prepare a balance sheet for Phoenix as of the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, Phoenix's past accounting practices, exclusive of the Retained Assets and the Retained Liabilities (the "LIG Closing Date Balance Sheet"). Phoenix's accountants shall be entitled to observe all stages of the preparation of the LIG Closing Date Balance Sheet. As promptly as possible, and in any event no later than sixty (60) days after Closing, LIG shall provide to Phoenix the LIG Closing Date Balance Sheet and the work papers on which its calculation was based. Unless Phoenix notifies LIG in writing, within thirty (30) days of Phoenix's receipt of the LIG Closing Date Balance Sheet, that Phoenix objects to the LIG Closing Date Balance Sheet and specifies the nature of and basis for that objection, the shareholders' equity set forth in the LIG Closing Date Balance Sheet shall be the "Shareholders' Equity" used for the calculation of the Adjusted Purchase Price pursuant to
Article 2.3(c).

                  (B)      OBJECTIONS TO LIG CLOSING DATE BALANCE SHEET.

                  If Phoenix notifies LIG of an objection to the LIG Closing Date Balance Sheet within the thirty (30) days provided in Article 2.3(a), and LIG and Phoenix are unable to resolve that objection within thirty (30) days of LIG's receipt of Phoenix's objection, the disagreement shall be submitted to a nationally recognized independent certified public accounting firm in the United States satisfactory to both parties (the "Independent CPA"). Each Party shall provide the Independent CPA with such information and documents as the Independent CPA may reasonably request. The Independent CPA shall prepare its own Closing Date balance sheet for Phoenix in accordance with GAAP and, to the extent consistent with GAAP, Phoenix's past accounting practices, exclusive of the Retained Assets and the Retained Liabilities (the "Independent CPA Closing Date Balance Sheet"). The Independent CPA's determination shall be binding on all parties, and the shareholders' equity as set out in the Independent CPA Closing Date Balance



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Sheet shall be the "Shareholders' Equity" used to calculate the Adjusted
Purchase Price pursuant to Article 2.3(c). The fees of the Independent CPA shall be divided equally between LIG and Phoenix.

                  (C)      ADJUSTMENT TO PURCHASE PRICE.

                           (I) If the Shareholders' Equity equals or is greater than $1,500,000 (One Million Five Hundred Thousand United States Dollars), there shall be no adjustment to the Purchase Price.

                           (II) For each dollar that the Shareholders' Equity is less than $1,500,000 (One Million, Five Hundred Thousand United States Dollars), the Purchase Price shall be reduced by one dollar, and the result shall be deemed the "Adjusted Purchase Price." LIG shall be entitled to receive the difference between the Purchase Price and the Adjusted Purchase Price from the Purchase Price Adjustment Escrow Account pursuant to the terms of the Escrow Agreement. If the Purchase Price Adjustment Escrow Account is insufficient to satisfy the amount of any adjustment to which LIG is entitled, Phoenix shall promptly pay LIG the difference by wire transfer or in immediately available funds.

         2.4      ESCROW.

                  At Closing, the Parties shall execute the Escrow Agreement substantially in the form of Exhibit 2.4 (the "Escrow Agreement"), setting forth the terms and conditions governing the accounts used for the escrow (the "Escrow Accounts"). The Escrow Accounts shall serve as security for (a) the payment of a Purchase Price adjustment to LIG pursuant to Article 2.3(c)(ii) (the "Purchase Price Adjustment Escrow Account"); and (b) payment of indemnification claims of LIG pursuant to Article 8 (the "Indemnification Escrow Account").

         2.5      ASSUMPTION OF LIABILITIES.

                  (A) Upon Closing, LIG shall assume and thereafter shall pay, perform, satisfy, be responsible for and discharge the Assumed Liabilities.

                  (B) Notwithstanding Article 2.5(a):

                           (I) LIG shall not be obligated to assume responsibility for (x) any Liabilities arising out of the Retained Assets or (y) the Retained Liabilities;

                           (II) LIG shall not be required to pay, perform, satisfy, be responsible for, or discharge any Assumed Liability so long as LIG shall in good faith contest the amount or validity thereof or shall in good faith assert any defense or offset thereto; and

                           (III) LIG shall not assume, pay, satisfy, or discharge any Assumed Liability to the extent that such Assumed Liability is covered by valid insurance carried by Phoenix.


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                  (C) LIG covenants that it will do, execute, and deliver all such further acts and instruments which Phoenix may reasonably request in order to evidence more fully the assumption of the Assumed Liabilities.

         2.6      ASSIGNMENT OF CONTRACTS.

                  (A) Phoenix agrees to use its best endeavors to assign to LIG, and LIG agrees to assume from Phoenix, all of Phoenix's rights and obligations under each of Phoenix's Material Contracts, a list of which appears in Article 2.6(a) to the Phoenix Disclosure Memorandum (the "Material Contracts").

                  (B) In the event that Phoenix, despite its best endeavors, is unable to obtain the consent of the other party or parties to any Material Contract to the assignment of that Material Contract to LIG as contemplated by
Article 2.6(a): (i) Phoenix agrees to sub-contract the performance of each such Material Contract to LIG and to act as LIG's agent in the collection of any payments due under each such sub-contract; and (ii) LIG agrees to perform each such sub-contract and to hold Phoenix harmless from any loss or liability arising out of LIG's performance of it.

                  (C) Any Material Contract that can neither be assigned to LIG pursuant to Article 2.6(a) nor sub-contracted to LIG pursuant to Article 2.6(b) shall be deemed a Retained Asset, and any Liabilities associated with any such Material Contract shall be deemed Retained Liabilities.

         2.7      GENERAL LIMITATIONS ON ASSUMPTION OF LIABILITIES.

                  Nothing in this Article 2 shall be deemed to release Phoenix from its representations, warranties, covenants, and agreements contained in this Agreement. Phoenix shall pay, satisfy, and perform all of the Retained Liabilities.


                                    ARTICLE 3
                                     CLOSING

         3.1      TIME AND PLACE OF CLOSING.

                  The Closing will take place at 10:00 A.M. on the Closing Date at the offices of Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

         3.2      CLOSING DATE.

                  The Closing Date shall occur as soon as possible following LIG's exercise of the Option pursuant to Article 1.3 but no later than five (5) business days following the date on which



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the last of the conditions set forth in Article 9 (except for any condition involving the delivery of certificates, agreements, opinions, or documents on the Closing Date) is satisfied or waived.

         3.3      DOCUMENTS DELIVERED BY PHOENIX AT CLOSING.

                  At Closing, Phoenix shall deliver or cause to be delivered to LIG the following documents:

                  (A) Good and sufficient bills of sale, assignments, general warranty deeds, and any other instruments of sale, conveyance, transfer, or assignment, with general warranties, dated as of the Closing Date, required or deemed necessary by LIG in order to vest fully and effectively in LIG good and marketable title to the Assets free of all Material Liens, other than Permitted Liens;

                  (B) The Assignment of Trademark Registration, dated as of the Closing Date, duly executed by Phoenix, substantially in the form of Exhibit 3.3(b);

                  (C) The Escrow Agreement, dated as of the Closing Date, duly executed by Phoenix, substantially in the form of Exhibit 2.4;

                  (D) The Amendment to Consulting and Non-Competition Agreement, duly executed by Edward W. Gallaher, Sr., and the Employment Agreement, duly executed by Grover Mixon, each dated as of the Closing Date, substantially in the form of the agreements at Exhibit 3.3(d) (collectively, the "Employment Agreements");

                  (E) An Opinion of Kennedy Covington Lobdell & Hickman, L.L.P., counsel to Phoenix, in substantially the form of Exhibit 3.3(e);

                  (F) A certificate from the Chief Executive Officer of Phoenix attesting that each of the representations and warranties of Phoenix set out in
Article 4 of this Agreement is accurate in all Material respects as of the date of this Agreement and, as qualified by the Supplemental Disclosure Memorandum, as of the date of both the Supplemental Disclosure Memorandum and the Closing Date;

                  (G) Certified copies of resolutions duly adopted by Phoenix's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

                  (H) The Non-Competition Agreement, dated as of the Closing Date, duly executed by Phoenix and by Edward W. Gallaher, Sr. and Grover Mixon, substantially in the form of Exhibit 3.3(h);

                  (I) Copies of all Consents, approvals, authorizations, or Orders of third parties necessary for the authorization, execution, and delivery of this Agreement and the consummation



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

of the transactions contemplated by it, and such other Consents of third parties as are needed, in the reasonable judgment of LIG, for LIG to conduct the Business in substantially the same manner as it is now conducted;

                  (J) Good, marketable, and insurable fee simple title to the Real Property, free of all Material Liens (except any Permitted Liens) and such documents as LIG's title insurer may reasonably request to issue a title insurance policy insuring LIG's ownership of the Real Property free of all Material Liens other than Permitted Liens;

                  (K) All personnel, medical, and similar files concerning any employee who will be hired by LIG following the Closing, and all forms and materials required to be maintained by virtue of OSHA or any similar state program;

                  (L) Documents evidencing the Tail Coverage Insurance, as provided in Article 8.4(d); and

                  (M) Such other documents or certificates as shall be reasonably requested by LIG.

         3.4      DOCUMENTS DELIVERED BY LIG AT CLOSING.

                  At Closing, LIG shall deliver or cause to be delivered to Phoenix the following documents:

                  (A) Certified copies of resolutions duly adopted by LIG's board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

                  (B) The Escrow Agreement, dated as of the Closing Date, duly executed by LIG, in substantially the form of Exhibit 2.4;

                  (C) The Employment Agreements, dated as of the Closing Date, duly executed by LIG, in substantially the form of Exhibit 3.3(d);

                  (D) An Opinion of Alston & Bird LLP, counsel to LIG, in substantially the form of Exhibit 3.4(d);

                  (E) The Non-Competition Agreement, dated as of the Closing Date, duly executed by LIG, and in substantially the form of Exhibit 3.3(h);

                  (F) A certificate of a duly authorized officer of LIG attesting that each of the representations and warranties of LIG set forth in
Article 5 of this Agreement is accurate in all Material respects as of the date of this Agreement and as of the Closing Date;


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

                  (G) Documents demonstrating that each of the Assumed Liabilities has either been (i) fully satisfied and discharged or (ii) assumed by LIG and released as to Phoenix with the written agreement of the creditor in question; and

                  (H) Such other documents or certificates as shall be reasonably requested by Phoenix.


                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF PHOENIX


                  Phoenix represents and warrants to LIG as follows:

         4.1      ORGANIZATION, STANDING, AND CAPITAL STRUCTURE.

                  (A) Phoenix is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate the Assets. Phoenix is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of the Business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Phoenix.

                  (B) The authorized capital stock of Phoenix consists of five million (5,000,000) authorized shares of Phoenix Common Stock, of which (i) 1,963,563 shares are issued and outstanding as of the date of this Agreement,
(ii) 496,058 shares are subject to a warrant exercisable as a condition to Closing, and (iii) 21,000 shares are subject to option at an option price of less than $2.75. All of the issued and outstanding shares of capital stock of Phoenix are duly and validly issued and outstanding and are fully paid and non-assessable under the Delaware Business Corporation Act. None of the outstanding shares of capital stock of Phoenix has been issued in violation of any preemptive rights of the current or past shareholders of Phoenix.

         4.2      AUTHORITY; NO BREACH BY AGREEMENT.

                  (A) Phoenix has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated by it. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, have been, or at the Effective Date will have been, duly and validly authorized by all necessary corporate action on the part of Phoenix, and this Agreement will at the Effective Date represent a legal, valid, and binding obligation of Phoenix, enforceable against Phoenix in accordance with its terms.

                  (B) Except as set forth in Article 4.2(b) of the Phoenix Disclosure Memorandum, neither the execution and delivery of this Agreement by Phoenix, nor the consummation by Phoenix of the transactions contemplated hereby, nor compliance by Phoenix with any of the provisions hereof, will: (i) conflict with or result in a breach of any provision of Phoenix's Certificate of Incorporation or Bylaws; (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset under, any Contract or Permit of Phoenix; or (iii) violate any Law or Order applicable to Phoenix or any Asset.

                  (C) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Phoenix of the transactions contemplated in this Agreement other than: (i) in connection or compliance with the provisions of U.S. securities Laws and applicable state corporate and securities Laws; (ii) Consents required from Regulatory Authorities; and (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans.

         4.3      FINANCIAL STATEMENTS.

                  The Phoenix Financial Statements: (a) have been prepared from the books and records of Phoenix, which are complete and correct in all Material respects, (b) have been prepared in accordance with GAAP, and (c) fairly present the financial position of Phoenix as of their respective dates and the results of operations of Phoenix for the periods then ended.

         4.4      TITLE TO ASSETS.

                  Phoenix has, or will have on the Closing Date, and as a result of the transactions contemplated by this Agreement LIG will receive, good and marketable title to all of the Assets free and clear of any Liens, except Permitted Liens. Phoenix is not a party to any Contract under which any right to purchase, obtain, or acquire any rights in any of the Assets or the Business has been granted to anyone, except Contracts providing for the sale of inventory in the ordinary course of business.

         4.5      INVENTORY.

                  (A) All Transferred Inventory shall consist of items of a quality, quantity and condition usable and saleable in the ordinary course of the Business without discount or reduction (other than trade discounts or reductions granted in the ordinary course of business) and conform to generally accepted standards in the industry of which Phoenix is a part. The value of each item of Transferred Inventory reflected on the 1996 Phoenix Balance Sheet was, in each instance, valued at a reasonable amount in accordance with GAAP and based on the ordinary course of the Business consistent with the historical valuation policy of Phoenix and is not subject to any write-down or write-off in excess of the inventory reserves stated in that balance sheet.

                  (B) To Phoenix's Knowledge, Contracts for the purchase of raw materials, parts and services were not in excess of the prevailing market prices at the time the Contracts were entered into. Contracts for the sale of finished goods are at prices in excess of the prices used in valuing Transferred Inventory, after allowing for reasonable selling expenses and production overhead. At December 31, 1996, there were no pending or, to Phoenix's Knowledge, threatened claims against Phoenix seeking return of, credit for, or reimbursement for merchandise by reason of alleged overshipments, defective merchandise, or otherwise, including merchandise held by customers of Phoenix pursuant to a Contract providing that such merchandise is or would be returnable, except to the extent reserved against on the 1996 Phoenix Balance Sheet.

         4.6      ACCOUNTS RECEIVABLE.

                  Phoenix's accounts receivable reflected on the 1996 Phoenix Balance Sheet (a) represent monies legally owed to Phoenix for goods sold or delivered or for services provided, and (b) have been properly reserved against on the 1996 Phoenix Balance Sheet in accordance with GAAP.

         4.7      ABSENCE OF UNDISCLOSED LIABILITIES.

                  Phoenix has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Assets, except Liabilities which are accrued or reserved against in the 1996 Phoenix Balance Sheet. Phoenix has incurred or paid no Liability since December 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Assets.

         4.8      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  Since December 31, 1996, except as disclosed in the Phoenix Financial Statements, (a) the Business has been carried on only in the ordinary course consistent with past practice, (b) Phoenix has not made any change in any method of accounting or accounting practice, (c) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Phoenix, and (d) Phoenix has taken no action, or failed to take any action, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Phoenix provided in Article 6.1 of this Agreement.

         4.9      TAX RETURNS.

                  All Tax Returns applicable to the Assets or the Business required by Law to be filed by Phoenix on or before the date of this Agreement have been or will be filed, and Phoenix has neither requested nor been granted any extension that would extend the time for filing any Tax Return applicable to the Assets or the Business to a date after the date of this Agreement. All such Tax Returns were correct and complete in all Material respects. Phoenix has not agreed to any waiver of any statute of limitations or extension of time within which to make an assessment or assert a deficiency in respect of Taxes. Except as disclosed in Article 4.9 of the Phoenix Disclosure Memorandum, all Taxes upon the Business or the Assets which were required to be paid by Phoenix on or before this date (whether or not shown on any Tax Return) have been duly paid and satisfied. Phoenix has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Insofar as any such matter would have a Material Adverse Effect on the Business or the Assets: no claim of Taxes due is being contested by Phoenix; no request by Phoenix has been granted or is pending for extensions of the time for payment of any Tax; no notice has been received by Phoenix of any additional assessments; and no additional assessment or Tax against the Assets or the Business is pending or, to Phoenix's Knowledge, threatened. Adequate provision has been made in the 1996 Phoenix Balance Sheet for all accrued Tax Liabilities not required to be paid by Phoenix prior to the dates thereof. Except as provided in this Agreement, there is no Contract, agreement, election, or intercompany account under which LIG as owner of the Business will have an obligation to contribute to the payment of any Tax payable by Phoenix or an Affiliate of Phoenix.

         4.10     ENVIRONMENTAL MATTERS.

                  Except as set forth in Article 4.10 of the Phoenix Disclosure Memorandum, to Phoenix's Knowledge:

                  (A) There are no Environmental Claims or Litigation pending or threatened against Phoenix with respect to (i) the ownership, use, condition or operation of the Business, the Assets or any other asset of Phoenix or any asset formerly held for use or sale by Phoenix, or (ii) any violation or alleged violation by Phoenix of any Environmental Law or any Order related to Environmental Matters.

                  (B) There are no existing Material violations of (i) any Environmental Law, or (ii) any Order related to Environmental Matters, with respect to the ownership, use, condition or operation of the Business, the Assets or any other asset of Phoenix.

                  (C) There are no past or present circumstances, conditions, or events that could form the basis of (i) any Environmental Claim against Phoenix, or (ii) any Litigation against any Person whose Liability (or any portion thereof) for Environmental Matters or violation of Environmental Laws Phoenix has or may have retained or assumed contractually or by operation of law.

                  (D) Phoenix has not used any assets or premises of Phoenix or any part thereof for the handling, treatment, storage, or disposal of any Hazardous Material in Material violation of any Environmental Law.

                  (E) No release, discharge, spillage or disposal of any Hazardous Material has occurred or is occurring at any assets of Phoenix or any part thereof while or before such assets or premises were owned, leased, operated, or managed, directly or indirectly, by Phoenix except in Material compliance with all applicable Environmental Laws.

                  (F) No soil or water in, under or adjacent to any assets or premises of Phoenix or assets formerly held for use or sale by Phoenix has been contaminated by any Hazardous Material while or before such assets or premises were owned, leased, operated or managed, directly or indirectly, by Phoenix.

                  (G) All waste containing any Hazardous Material generated, used, handled, stored, treated or disposed of, directly or indirectly, by Phoenix has been released or disposed of in compliance with all applicable reporting requirements under all Environmental Laws; Phoenix is not aware of any Environmental Claim with respect to any such release or disposal; all on-site and off-site locations where Phoenix has stored, disposed or arranged for the disposal of Hazardous Materials are identified in Article 4.10(g) to the Phoenix Disclosure Memorandum; Phoenix has complied with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Materials; and Phoenix has made no such reports concerning the Real Property of Phoenix or concerning the operations or activities of Phoenix.

                  (H) All underground tanks and other underground storage facilities presently or previously located at any real property owned, leased, operated or managed by Phoenix or any such tanks or facilities located at any real property while such real property was owned, leased, operated, or managed by Phoenix are listed together with the capacity and contents (former and current) of each such tank or facility in Article 4.10(h) to the Phoenix Disclosure Memorandum. No such underground tank or facility is leaking or has ever leaked.

                  (I) No building or other real property currently owned, leased, operated or managed by Phoenix contains any asbestos-containing materials.

                  (J) No polychlorinated biphenyls (PCB's) are used or stored on or in any real property currently owned, leased, operated or managed by Phoenix.

         4.11     COMPLIANCE WITH LAWS.

                  Phoenix has in effect all Permits, including Permits pertaining to Environmental Matters, necessary for it to own, lease, or operate the Assets and to carry on the Business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Article 4.11 of the Phoenix Disclosure Memorandum, Phoenix:

                  (A) To Phoenix's Knowledge, is not in violation of any Law, Order, or Permit applicable to any Asset or to the Business; and

                  (B) Has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority (i) asserting that Phoenix is not in compliance with any Law or Order; (ii) threatening to revoke any Permit; or (iii) requiring Phoenix to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts the conduct of the Business.

         4.12     REMUNERATION.

                  Article 4.12 to the Phoenix Disclosure Memorandum contains a complete and accurate list of the compensation (including bonuses and vacation benefits) paid in the calendar years 1995 and 1996 to salaried employees of Phoenix (taken from W-2 forms) who remain currently employed by Phoenix and whose compensation during either year exceeded $50,000 (Fifty Thousand United States Dollars).

         4.13     LABOR RELATIONS.

                  Except as set forth in Article 4.13 of the Phoenix Disclosure
Memorandum: Phoenix is not a party to any Contract with a labor organization; Phoenix is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; there is no strike or other labor dispute involving Phoenix, pending or, to Phoenix's Knowledge, threatened; to the Knowledge of Phoenix, there is no activity involving Phoenix's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         4.14     EMPLOYEE BENEFIT PLANS.

                  (A) Phoenix has disclosed in Article 4.14 of the Phoenix Disclosure Memorandum, and has delivered or made available to LIG prior to the execution of this Agreement:

                           (I) Copies or, in the case of an unwritten plan, fund or arrangement, a brief description, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, which are currently or have, within the six (6) years preceding the Closing Date, been (in the case of a Phoenix ERISA Plan (as defined below)) adopted, maintained by, sponsored in whole or in part by, or contributed to by Phoenix for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Phoenix Benefit Plans");

                           (II) All determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1988;

                           (III) Annual reports or returns or, in the case of a Form 5500, a statement as to the reason no such report or return was required, audited or unaudited Phoenix Financial Statements, actuarial valuations and reports, summary annual reports prepared for any Phoenix Benefit Plan with respect to the most recent three plan years and each trust agreement and group annuity or insurance contract relating to any such Phoenix Benefit Plan; and

                           (IV) the most recent summary plan descriptions and any material modifications thereto. Any of the Phoenix Benefit Plans which is an "employee pension benefit plan," as that term is defined in
         Section 3(2) of ERISA, is referred to herein as a "Phoenix ERISA Plan." Each Phoenix ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as an "Phoenix Pension Plan." As used herein, the term Phoenix Benefit Plan shall include any Phoenix ERISA Plan and Phoenix Pension Plans.

                  (B) Except as disclosed in Article 4.14(b) of the Phoenix Disclosure Memorandum: All Phoenix Benefit Plans have been maintained, administered and funded in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Law. All Phoenix Benefit Plans have been administered in accordance with their written terms except to the extent inconsistent with applicable Law. No oral or written representation or communication with respect to any aspect of the Phoenix Benefit Plans has been made to employees of Phoenix prior to the Closing which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. There are no unresolved claims or disputes under the terms of, or in connection with, the Phoenix Benefit Plans other than claims for benefits which are payable in the ordinary course of business, and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Phoenix Benefit Plan. Each Phoenix ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service with respect to currently applicable tax laws, and Phoenix is not aware of any circumstances which could result in revocation of any such favorable determination letter. All filings and reports as to each Phoenix Benefit Plan which are required to have been made on or before the Closing Date have been made. No Phoenix Benefit Plan is a Phoenix Pension Plan and neither the Company nor any ERISA Affiliate of the Company has ever incurred or expects to incur any liability under Title IV of ERISA that has not already been satisfied or any liability or penalty under Section 4975 or 4980B of the Code or Section 502(i) of ERISA that has not already been satisfied.

                  (C) Within the six-year period preceding the Closing, neither Phoenix nor any ERISA Affiliate has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), nor has Phoenix engaged in any transaction with a principal purpose of evading or avoiding withdrawal liability. If, as of a date which is ninety (90) days after the Closing Date, Phoenix and its ERISA Affiliates were to withdraw from all multiemployer plans to which it (or any of them) has contributed or been obligated to contribute, it (or they) would incur no liabilities to such plans under Title IV of ERISA. With respect to each multiemployer plan, (A) no such plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of the Company or its ERISA Affiliates under Title IV of ERISA; (B) no proceeding has been initiated by any person or entity (including the PBGC) to terminate any such multiemployer plan; (C) the Company has no reason to believe that any such plan will be terminated or reorganized under ERISA; and (D) neither the Company nor its ERISA Affiliates intend to withdraw from any multiemployer plan. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Phoenix Pension Plan or by any ERISA Affiliate, whether before or after the date such affiliation commenced.

                  (E) Except as disclosed in Article 4.14(e) of the Phoenix Disclosure Memorandum, Phoenix has no current or contingent Liability under any of the Phoenix Benefit Plans which would be required to be disclosed under SFAS 106 or 116 (assuming such standards applied), and there are no restrictions on the rights of Phoenix to amend or terminate any such Benefit Plan without incurring any Liability thereunder.

                  (F) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Phoenix under any Phoenix Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Phoenix Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (G) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Phoenix and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Phoenix Financial Statements to the extent required by and in accordance with GAAP.

                  (H) All contributions or premium payments due or accrued with respect to any Phoenix Benefit Plan through the Closing have been paid by Phoenix to or on behalf of such Plan, or are disclosed in the Phoenix Financial Statements.

         4.15     MATERIAL CONTRACTS.

                  With respect to each Material Phoenix Contract and except as disclosed in Article 4.15 of the Phoenix Disclosure Memorandum: (i) such Material Contract is in full force and effect; (ii) Phoenix has the legal authority to assign such Material Contract to LIG; (iii) Phoenix is not in Default thereunder; (iv) Phoenix has not repudiated or waived any Material provision of such Material Contract; and (v) to the Knowledge of Phoenix, no other party to such Material Contract is in Default in any respect, or has repudiated or waived any Material provision thereunder.

         4.16     REAL PROPERTY.

                  Article 4.16 to the Phoenix Disclosure Memorandum contains a complete and correct description of all Real Property used in the Business. Except as disclosed in Article 4.16 of the Phoenix Disclosure Memorandum:

                  (A) There are no written or oral promises, understandings or commitments with any Person concerning the purchase, sale, or lease of the Real Property.

                  (B) All rights and easements for public vehicular access to the Real Property and necessary for the Business are available to the Real Property, and to Phoenix's Knowledge no facts or circumstances exist that do, or may, adversely effect such rights and easements.

                  (C) All public and private utilities required for the operation of the Real Property and the Business are installed and operating, and to Phoenix's Knowledge all such public and private utilities enter through public land or in accordance with valid recorded public easements or private easements that will inure to the benefit of LIG.

                  (D) All of the Real Property is in compliance with all applicable zoning or similar land use restrictions and with all recorded restrictions, covenants, and conditions; Phoenix has performed all affirmative covenants relating to the Real Property; and to Phoenix's Knowledge, no zoning or similar land use restrictions are presently proposed by any governmental authority that would impair the operation of the Business or that would impair the use, occupancy, or enjoyment of any of the Real Property.

                  (E) No third party has made or, to Phoenix's Knowledge, threatened to make a claim of adverse possession with respect to any of the Real Property.

                  (F) None of the Real Property is subject to any Order for its sale, condemnation, expropriation, or taking by any governmental authority, nor, to Phoenix's Knowledge, has any such sale, condemnation, expropriation, or taking been proposed or threatened.

                  (G) There is no pending litigation, and Phoenix has received no notice of any dispute, concerning the location of the lines and corners of the Real Property of the Plant, and Phoenix has not been served with any legal action concerning the location of the lines and corners of said Real Property.

                  (H) To Phoenix's Knowledge, there are no Material defects in or damage to the improvements and Real Property comprising the Plant, including, without limitation, the roof, the elevators, the structure, or the heating, air conditioning, plumbing, electrical, drainage, fire alarm and exhaust systems and their component parts. Phoenix has received no notice from a governmental authority that the operation of the Plant does not comply with any applicable fire, electrical, or building codes, rules, or regulations. There is no license, approval or permit, necessary for either the lawful operation of the Plant or the lawful occupancy thereof, including utility, building occupancy or construction, subdivision control, land or water use, or flood hazard permits, which has not been obtained, and all required permits and licenses, including occupancy and building permits, have been paid for, are in full force and effect.

                  (I) There is no Default by Phoenix nor, to the best of Phoenix's Knowledge, any other party thereto, under any covenants, conditions, restrictions or easements which may affect the Plant or any portion or portions thereof which are to be performed or complied with by the owner of the Plant.

         4.17     FIXED ASSET LEASES.

                  Article 4.17 to the Phoenix Disclosure Memorandum contains a list of the leases or other agreements under which Phoenix leases, licenses, holds, or operates any Material Fixed Asset in connection with the Business, and each such lease requiring the consent or authorization of the lessor in order to effect the assignment or transfer of such lease to LIG is so identified. All such leases and agreements are in full force and effect, and there have not been and there are currently not any Material Defaults thereunder by Phoenix or any other party thereto.

         4.18     LEGAL PROCEEDINGS.

                  Article 4.18 of the Phoenix Disclosure Memorandum includes a summary report of all Litigation to which Phoenix is a party, or which is threatened against Phoenix, as of the date of this Agreement. Except as disclosed in Article 4.18 of the Phoenix Disclosure Memorandum, to the Knowledge of Phoenix there is no Litigation instituted, pending, or threatened against Phoenix, any officer or director of Phoenix, or any Asset, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Assets or the Business, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Phoenix, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Assets or the Business.

         4.19     SUPPLIERS AND CUSTOMERS.

                  (A) Article 4.19(a) of the Phoenix Disclosure Memorandum sets forth each supplier of Phoenix to whom payments were made which equaled or exceeded five percent (5%) of Phoenix's cost of goods sold for the fiscal years ended December 31, 1995, and 1996 or to whom payments are projected to equal or exceed such percentage for the current fiscal year ("Large Suppliers") and the percentage of Phoenix's cost of goods sold allocable to each Large Supplier for each such fiscal year. Except as reflected in Article 4.19(a) of the Phoenix Disclosure Memorandum, no supplier is a sole source of supply of any good or service to Phoenix.

                  (B) Article 4.19(b) of the Phoenix Disclosure Memorandum identifies each customer or group of related customers from whom payments were received which equaled or exceeded five percent (5%) of Phoenix's gross sales for the fiscal years ended December 31, 1995, and 1996 or from whom payments are projected to equal or exceed such percentage for the current fiscal year ("Large Customers") and the percentage of Phoenix's gross sales allocable to each of such Large Customer for each such fiscal year.

                  (C) To the Knowledge of Phoenix: the relationships of Phoenix with its Large Suppliers and Large Customers are good commercial working relationships; no Large Supplier nor any Large Customer has terminated, or threatened to terminate, its relationship with Phoenix or has during the last twelve (12) months decreased or limited, or threatened to decrease or limit, its services, supplies or materials to Phoenix or its usage or purchase of the goods or services of Phoenix; Phoenix has no Knowledge that any Large Supplier or any Large Customer intends to terminate or otherwise Materially and adversely modify its relationship with Phoenix or decrease or limit its services, supplies or materials to Phoenix or its usage or purchase of the goods or services of Phoenix; and the acquisition of the Assets by LIG will not, to the Knowledge of Phoenix, Materially and adversely affect the relationship of the Business or of LIG as successor to Phoenix with any Large Supplier or any Large Customer.

         4.20     PRODUCTS LIABILITY; WARRANTIES.

                  Except as set forth in Article 4.20 of the Phoenix Disclosure Memorandum, to the Knowledge of Phoenix no Material product liability or warranty claims arising out of the Business, no Material claim arising out of an implied or expressed warranty, and no Material claims in whole or in part premised from product liability which relates to the Business, is pending or threatened against Phoenix.

         4.21     INTELLECTUAL PROPERTY.

                  Article 4.21 of the Phoenix Disclosure Memorandum contains a true and complete list of Phoenix's patents, trademarks, service marks, trade names, copyrights, and applications or registrations therefor. All licenses of Intellectual Property are in full force and effect and constitute legal, valid, and binding obligations of their respective parties; there have not been and there currently are not any Material Defaults under those licenses by any party; and no event has occurred which would constitute a Material Default thereunder. Except as disclosed in Article 4.21 of the Phoenix Disclosure Memorandum, Phoenix has all title, rights, and interest in the Intellectual Property free and clear of all assignments, licenses, restrictions, encumbrances, charges, or claims of infringement, and Phoenix has received no written claim or notice from any third party, including any employee of Phoenix, that such third party has any interest in such rights. To the Knowledge of Phoenix, none of the Intellectual Property applications, trademark or service mark registrations, trade names, or copyrights and related rights as used by Phoenix infringes upon or otherwise violates the rights of any other Person nor has any Person asserted to Phoenix a written claim of such infringement or other violation except as disclosed in Article 4.21 of the Phoenix Disclosure Memorandum. Except as disclosed in Article 4.21 of the Phoenix Disclosure Memorandum, Phoenix is not obligated to pay any royalties for the Intellectual Property to any Person.

         4.22     INSURANCE.

                  Article 4.22 of the Phoenix Disclosure Memorandum contains a complete and accurate list of all insurance policies held by Phoenix insuring the Assets or the Business and indicates the nature of each policy, the risks covered thereby, and the amount of coverage in each case. All such policies are in full force and effect, and all premiums have been timely paid.

         4.23     COMPUTER SOFTWARE AND DATABASES.

                  Article 4.23 of the Phoenix Disclosure Memorandum accurately identifies all computer software and databases owned, licensed, leased, internally developed or otherwise used in connection with the Business. Phoenix has, and upon consummation of the transactions contemplated by this Agreement LIG will have, all computer software and databases and all rights to use all computer software and databases that are necessary to conduct the Business as presently conducted by Phoenix and all documentation relating to all such computer software and databases. All such computer software and databases perform substantially in accordance with the documentation related thereto or used in connection therewith. Except as disclosed in Article 4.23 of the Phoenix Disclosure Memorandum, all software developed internally, or externally, for use with the Business was developed initially by Phoenix employees or has been assigned, including all copyrights therein, to Phoenix. Article 4.23 of the Phoenix Disclosure Memorandum identifies each Person to whom Phoenix, in the last two (2) years, has sold, licensed, leased or otherwise transferred or granted any interest or rights to any of such computer software and databases and the date of each such sale, license, lease or other transfer or grant. Phoenix has previously delivered to LIG complete and accurate copies of all documents relating to each such sale, license, lease or other transfer or grant.

         4.24     COMPLIANCE WITH THE IMMIGRATION REFORM AND CONTROL ACT.

                  Phoenix is in Material compliance with and has not Materially violated the terms and provisions of the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (the "Immigration Laws"). Phoenix has supplied, or shall supply prior to the Closing Date, to LIG the Form I-9, and all other records, documents or other papers retained with the Form I-9 by the employer pursuant to the Immigration Laws, for each employee of Phoenix for whom compliance with the Immigration Laws by an employer is required. Phoenix has never been the subject of any inspection or, to Phoenix's Knowledge, investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or threatened.

         4.25     COMPLIANCE WITH OSHA.

                  To the Knowledge of Phoenix, the Assets and Business (a) are and have been operated in substantial compliance with all applicable Occupational Safety and Health Laws, (b) are not the subject of any pending written notice from any governmental entity alleging the violation of any Occupational Safety and Health Law, and (c) are not currently subject to any court order, administrative order, decree, notice or citation arising under any Occupational Safety and Health Law.

         4.26     INTERESTED TRANSACTIONS.

                  Except as disclosed in Article 4.26 of the Phoenix Disclosure Memorandum, Phoenix is not a party to any Contract or other transaction with any Affiliate of Phoenix, any Related Party of any Affiliate of Phoenix (other than as a shareholder or employee of Phoenix), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Each of such Contracts and other transactions described in the preceding sentence was negotiated on an arm's length basis, contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Article 4.26 of the Phoenix Disclosure Memorandum, none of the Persons described in the first sentence of this Article 4.26 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally, (individually or in the aggregate) five percent (5%) or more of the equity or voting interests of any Person that competes with Phoenix or the Business.


                                    ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF LIG


                  LIG represents and warrants to Phoenix as follows:

         5.1      ORGANIZATION, STANDING, AND POWER.

                  LIG is a corporation duly organized, validly existing, and in good standing under the Laws of New Jersey, and has the power and authority to carry on its business as now conducted. LIG is duly qualified or licensed to transact business in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LIG.

         5.2      AUTHORITY; NO BREACH BY AGREEMENT.

                  (A) LIG has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by it. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in it have been, and the exercise of the Option by LIG will be, duly and validly authorized by all necessary action in respect thereof on the part of LIG. This Agreement represents a legal, valid, and binding obligation of LIG, enforceable against LIG in accordance with its terms.

                  (B) Neither the execution and delivery of this Agreement by LIG, nor the consummation by LIG of the transactions contemplated by it, nor compliance by LIG with any of the provisions of this Agreement will: (i) conflict with or result in a breach of any provision of LIG's Certificate of Incorporation or Bylaws; (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien, on any asset of LIG under any Contract or Permit of LIG; or (iii) violate any Law or Order applicable to LIG or its assets.

                  (C) Other than in connection or compliance with the provisions of U.S. securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by LIG of the transactions contemplated in this Agreement.

                                    ARTICLE 6
                                    COVENANTS

         6.1      CONDUCT OF PHOENIX'S BUSINESS PENDING CONSUMMATION.

                  (A) AFFIRMATIVE COVENANTS. Phoenix covenants and agrees with LIG that, from the date of execution of this Agreement until the earlier of the Closing Date or the expiration or termination of this Agreement, Phoenix shall:

                           (I) Operate the Business only in the usual, regular, and ordinary course (activities pursuant to the R&D Agreement excepted);

                           (II) Maintain the Assets in accordance with normal practices in the same working order as the Assets are in as of the date of this Agreement, ordinary wear and tear excepted;

                           (III) Use its reasonable best efforts to keep the Business and the Assets intact and maintain all relationships with suppliers, customers, and contractors of the Business;

                           (IV) Maintain inventory at levels consistent with Phoenix's current requirements and strategic plans and sufficient to support sales growth;

                           (V) Use its reasonable best efforts to maintain the services of employees of Phoenix;

                           (VI) Keep in force at their existing levels all insurance policies applicable to the Assets or the Business; and

                           (VII) Promptly advise LIG in writing of any matter arising or discovered after the date of this Agreement that has or is reasonably expected to have a Material Adverse Effect on the Assets or the Business.

                  (B) NEGATIVE COVENANTS. Phoenix covenants and agrees with LIG that, from the date of execution of this Agreement until the earlier of the Closing Date or the expiration or termination of this Agreement, Phoenix will not do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of LIG, which consent shall not be unreasonably withheld:

                           (I) Voluntarily permit or allow any of the Assets to be subjected to any Lien other than Liens disclosed in the Phoenix Financial Statements;

                           (II) Incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 (One Hundred Thousand United States Dollars) which relates to the Assets or the Business other than trade debt incurred in the ordinary course of business;

                           (III) Make any capital expenditure or capital commitment relating to the Business or enter into any agreement for the lease, as lessee or lessor, of any real estate, machinery or equipment relating to the Business in excess of $50,000 (Fifty Thousand United States Dollars) per expenditure, commitment or agreement or $100,000 (One Hundred Thousand United States Dollars) in the aggregate for all capital expenditures, commitments, or agreements, exclusive of capital expenditures made pursuant to the Loan Agreement;

                           (IV) Cancel or waive any debt of the Business for borrowed money owed to Phoenix with respect to the Business or any claims, rights or leases of the Business;

                           (V) Dispose of or voluntarily permit to lapse any previously unexpired right to the use of the Intellectual Property or dispose of or disclose to any person any of the Intellectual Property that is used exclusively or primarily in connection with the operation of the Business and that is not theretofore in public knowledge;

                           (VI) Grant any increase in compensation or benefits to the employees or officers of Phoenix, except as required by Law; pay any severance or termination pay or any bonus; enter into or amend any severance agreements with officers of Phoenix; or grant any material increase in fees or other increases in compensation or other benefits to directors of Phoenix;

                           (VII) Subsequent to receipt of the Notice of Exercise and prior to Closing, terminate the employment of any individual employed by Phoenix except for cause or when the employee voluntarily terminates his or her own employment;

                           (VIII) Adopt any new employee benefit plan of Phoenix or make any Material change in or to any existing Phoenix Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan in which case Phoenix shall notify LIG in advance and in writing;

                           (IX) Commence any Litigation relating to the Assets or the Business other than in accordance with past practice, or settle any Litigation involving the Assets or the Business;

                           (X) Except in the ordinary course of business, modify, amend or terminate any Material Contract or any Assumed Liability listed in Article 13.1.1 of the Phoenix Disclosure Memorandum, or waive, release, compromise or assign any Material rights or claims;

                           (XI) Take any action that would (1) prevent either Party from obtaining any Consent required for the transactions contemplated hereby, or (2) prevent either Party from performing its covenants and agreements under this Agreement;

                           (XII) Issue new shares of Phoenix capital stock, except such shares as are subject, as of the date of this Agreement, to the exercise of a warrant or an option at an option price of $2.75 or less; or

                           (XIII) Declare or pay any distribution to Phoenix shareholders.

         6.2      ADDITIONAL COVENANTS OF PHOENIX.

                  Phoenix further covenants and agrees with LIG as follows:

                  (A)      CONTINUATION OF CORPORATION.

                  Except as required by law or with the written consent of LIG, which shall not be unreasonably withheld, Phoenix shall continue its corporate existence and shall not liquidate, merge, or otherwise terminate its corporate existence so long as this Agreement is in force and effect and so long as any indemnification claim by LIG pursuant to Article 8 may be outstanding.

                  (B)      CONTINUATION OF INSURANCE.

                  Phoenix shall continue in force after Closing all necessary and appropriate insurance coverage for the Retained Liabilities, consistent with Phoenix's past and current practice.

                  (C)      EXCLUSIVE DEALING.

                  Unless and until this Agreement expires or is terminated pursuant to Article 10, Phoenix will not, directly or through any officer, director, agent or other Person, solicit or initiate any proposal or offer from any Person relating to: (i) any purchase of the Assets or any Material portion thereof; (ii) any merger of Phoenix with any third Person; (iii) a sale of the stock of Phoenix; or (iv) any similar transaction involving Phoenix.

                  (D)      CONSENTS AND APPROVALS.

                  Phoenix will use its reasonable best efforts to obtain all waivers, Consents, and approvals of, and provide all notices to, all Persons whose waiver, Consent, or approval is required by any Contract, Order, Law or License relating to Phoenix in order to consummate the transactions contemplated by this Agreement. All written waivers, Consents, and approvals obtained by, and all notices provided by, Phoenix shall be delivered to LIG at or before the Closing in form and content reasonably satisfactory to LIG.

                  (E)      DUE DILIGENCE.

                  Prior to the Closing Date, Phoenix shall keep LIG advised of all Material developments relevant to the Business and to consummation of the transactions contemplated by this Agreement and shall permit LIG to make or cause to be made such investigation of the Business and Assets and of its financial and legal conditions as LIG reasonably requests. No investigation by LIG shall affect the representations and warranties of Phoenix.

                  (F)      WITHDRAWAL LIABILITY.

                  Phoenix expressly assumes liability for (and covenants that it will pay in full) any "withdrawal liability" arising under Title IV Subtitle E of ERISA which is imposed on Phoenix or LIG as a result of any transaction contemplated herein but only to the extent said liability applies to the period prior to Closing.

                  (G)      SUPPLEMENTAL DISCLOSURE MEMORANDUM.

                  At LIG's request and at any time prior to LIG's exercise of the Option pursuant to Article 1.3, Phoenix agrees to prepare a Supplemental Disclosure Memorandum that will, as of the date of said Supplemental Disclosure Memorandum : (i) make current the information disclosed by Phoenix in the Phoenix Disclosure Memorandum; and (ii) restate and affirm to LIG Phoenix's representations and warranties in Article 4 of this Agreement, as qualified by the Supplemental Disclosure Memorandum. In the event that the Supplemental Disclosure Memorandum is executed on or after March 31, 1998, all representations and warranties thereby restated and affirmed by Phoenix shall be amended so that: (i) all references to the "1996 Phoenix Balance Sheet" shall be changed to the "1997 Phoenix Balance Sheet," and all references to "December 31, 1996" shall be changed to "December 31, 1997."

                  (H)      COMPLIANCE WITH FEDERAL PENSION LAWS

                  Phoenix agrees that, if and to the extent any Phoenix Benefit Plan is not in Material compliance with section 401(a) of the Internal Revenue Code or ERISA, including any non-compliance disclosed in Article 4.14(b) of the Phoenix Disclosure Memorandum, Phoenix will use its reasonable best efforts to remedy any such non-compliance as soon as practicable after execution of this Agreement.

         6.3      COVENANTS OF LIG.

                  LIG covenants and agrees with Phoenix that, except as required by Law, from the date of this Agreement until the earlier of the Closing Date or the expiration or termination of this Agreement, LIG shall take no action that would (a) Materially adversely affect the ability of any Party to obtain any Consent required for the transactions contemplated hereby, or (b) Materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.


                                    ARTICLE 7
                              ADDITIONAL AGREEMENTS

         7.1      AGREEMENT AS TO EFFORTS TO CONSUMMATE.

                  Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement. This Article
7.1 shall not, however, be construed to require LIG to exercise the Option.

         7.2      CONFIDENTIALITY.

                  Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to Closing, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

         7.3      NOTIFICATION OF CERTAIN EVENTS

                  Each Party shall promptly notify the other Party as soon as practicable after it has Knowledge of (a) the occurrence, or failure to occur, of any event that would, or would be likely to cause, either Party's representations or warranties in this Agreement to be untrue or incorrect in any Material respect, or (b) any failure on its part or the part of any of its officers, directors, employees, Representatives, or agents to comply with or satisfy in any Material respect any covenant, condition, or agreement in this Agreement.

         7.4      PUBLIC RELEASES.

                  Phoenix and LIG shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby, including the Proxy Statement; provided, that nothing in this Article 7.4 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy that Party's disclosure obligations imposed by Law.

         7.5      FORWARDING OF AMOUNTS.

                  Phoenix shall promptly forward to LIG any amounts received by Phoenix after the Closing which pertain to the operation of the Business or the use of the Assets.

         7.6      PLANT CLOSING LAW.

                  Set forth in Article 7.6 of the Phoenix Disclosure Memorandum is a list of all employees of Phoenix whose employment has been terminated during the six-month period prior to the date of this Agreement, the dates of such terminations, and the location of their employment. LIG shall bear all responsibility for any liability or obligation under the Workers' Assistance and Retraining Notification Act in connection with the Business arising from any action by LIG (whether or not considered in conjunction with the activity specified in said Article 7.6 of the Phoenix Disclosure Memorandum) after the Closing.

         7.7      ASSUMPTION OF EMPLOYEE BENEFIT PLAN OBLIGATIONS;
                  TRANSFER OF ASSETS.

                  (A) As of the Closing, LIG shall assume sponsorship of the Benefit Plans listed in Article 4.14 of the Phoenix Disclosure Memorandum. Phoenix agrees to take whatever action is necessary to transfer sponsorship of such Benefit Plans to LIG, including any reasonable action requested by LIG.

                  (B)      Phoenix further agrees as follows:

                           (I) To maintain all records associated with such Benefit Plans between the date of execution of this Agreement and the earlier of the termination of this Agreement and the Closing and to deliver or make available to LIG such records at Closing;

                           (II) To maintain all such Benefit Plans without modification or amendment thereto between the date of execution of this Agreement and the earlier of the termination of this Agreement and the Closing, except to the extent the amendment or modification is required to maintain the Benefit Plans' tax qualified status or is otherwise required to comply with applicable law; and

                           (III) To maintain all insurance contracts, administrative contracts, trust agreements, and other agreements, or arrangements pertaining to such Benefit Plans between the date of execution of this Agreement and the earlier of the termination of this Agreement and the Closing except as otherwise agreed between Phoenix and LIG, and to take any and all action requested by LIG to assign such contracts or agreements to LIG or its designee at the Closing.

         7.8      CHANGE OF NAME.

                  On the Closing Date, or as soon thereafter as practicable, Phoenix shall take all actions necessary to change its corporate name to a name that is not likely to be confused with "Phoenix."

         7.9      TAX MATTERS.

                  (A)      SALES TAXES, ETC.

                  Phoenix and LIG shall each pay one-half of all applicable sales, transfer, documentary, use and filing taxes and fees that are, or become, due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Assets, whether levied on Phoenix or LIG. Except for Taxes that constitute Assumed Liabilities and except to the extent such proration occurs automatically as a result of the Purchase Price adjustment procedure in Article 2.3, all real estate, personal property, ad valorem and any other local or state Taxes relating to the Assets which shall be accrued but unpaid as of the Closing Date, or which shall be paid as of the Closing Date but related in whole or part to periods after the Closing Date, shall be prorated to the Closing Date.

                  (B)      SECTION 1060 STATEMENT AND FORMS.

                  LIG and Phoenix shall each be responsible for the preparation of its own Section 1060 Statements and Section 1060 Forms in accordance with applicable Tax Laws. LIG and Phoenix agree, however, to provide to each other such information as is reasonably necessary to prepare such Section 1060 Statements and Section 1060 Forms and to execute and deliver to each other such
Section 1060 Statements and Section 1060 Forms as are reasonably requested.

                  (C)      CONTROL OF TAX PROCEEDINGS.

                  If any claim, suit, or proceeding shall be made by any Tax authority that could give rise to an additional payment of Tax, interest or penalty related to the Business or the Assets, the Party under this Agreement responsible for payment of that Tax, interest or penalty shall control all proceedings arising in connection with the claim, suit or proceeding.

                  (D)      COOPERATION ON TAX MATTERS.

                  LIG and Phoenix, upon request, shall use their respective reasonable best efforts to obtain any certificate or other document from any Tax authority, customer or other person that may be necessary to mitigate, reduce or eliminate any Tax (including interest and penalties) that would otherwise be imposed with respect to the Business, the Assets, or the transfer thereof contemplated in this Agreement. The Party requesting such information and assistance pursuant to this Article shall reimburse the other Party for all reasonable out-of-pocket costs and other third-party costs incurred by that Party in providing such information and in rendering such assistance. Notwithstanding the foregoing, neither Party shall be entitled to reimbursements for costs incurred in connection with securing either (i) any certificate or other document in connection with the transactions contemplated by this Agreement, or (ii) Tax clearance or similar certificates necessary in order to avoid or limit LIG's exposure for successor liability.

                  (E)      BULK SALES LAWS.

                  LIG waives compliance with the bulk sales Law of any state or other jurisdiction that may be applicable to the transactions contemplated in this Agreement. LIG retains the right to assert as a bar or defense to any action or proceeding brought under such Law that it is not applicable to the sale contemplated under this Agreement.

         7.9      WASTEWATER TREATMENT SYSTEM

                  (A) Each Party agrees to cause its own environmental advisers to conduct, at such Party's own expense, additional tests of Phoenix's wastewater treatment system to determine whether that system is capable of meeting zinc discharge standards currently proposed or actually implemented by the Town of Andrews for Phoenix's facilities, and, if not, what additional capital expenditures or other measures may be necessary to permit the system to meet those standards. The Parties further agree to cause their environmental advisers to consult and cooperate with one another with a view toward minimizing testing expenses for each Party.

                  (B) If, as of Closing, Phoenix has presented documentation to LIG sufficient, in LIG's sole and reasonable judgment, to demonstrate that Phoenix's existing wastewater treatment system will be able, without additional capital expenditures, to comply with the Town of Andrews' zinc discharge standards in effect or officially proposed as of the Closing Date: (i) Article 2.2(a) shall be amended to provide for a payment to Phoenix at Closing of $5,321,708.00 (Five Million, Three Hundred Twenty-One Thousand, Seven Hundred Eight United States Dollars); (ii) Article 2.2(b) shall be amended to provide for the delivery to the Escrow Agent at Closing of $1,500,000.00 (One Million Five Hundred Thousand United States Dollars); (iii) Article 8.2(e) shall be deleted from this Agreement; and (iv) the phrase ", other than the matters governed by paragraph 8.2(e)" in Article 8.2(d) shall be deleted from this Agreement..


                                    ARTICLE 8
                                 INDEMNIFICATION

         8.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  (A) All representations, warranties, agreements and covenants made or undertaken by the Parties in this Agreement are Material, have been relied upon by the other Party, shall survive the Closing, and shall not merge in the performance of any obligation by any Party.

                  (B) The representations and warranties made by Phoenix and contained in Article 4 of this Agreement are deemed by the Parties to have been made by Phoenix on and as of the date of this Agreement, the date of the Supplemental Disclosure Memorandum, and the Closing Date with the same force and effect as if this Agreement were executed by Phoenix and LIG on each such date.

                  (C) The representations and warranties made by LIG and contained in Article 5 of this Agreement are deemed by the Parties to have been made by LIG on and as of both the date of this Agreement and the Closing Date with the same force and effect as if this Agreement were executed by Phoenix and LIG on each such date.

         8.2      OBLIGATION OF PHOENIX TO INDEMNIFY.

                  Subject to the limitations contained in Articles 8.4 and 8.5, Phoenix agrees to indemnify LIG and its officers, directors, employees, counsel, agents, Affiliates and assigns against, and hold each of them harmless from, all Losses asserted against, imposed upon or incurred by any of the foregoing resulting from, arising out of, or based upon the following:

                  (A) Any inaccuracy in any representation or warranty made by Phoenix, or any breach of any covenant or agreement made or to be performed by Phoenix pursuant to this Agreement or any of the documents to be executed and delivered by Phoenix in connection with the transactions contemplated by this Agreement;

                  (B) Any liability for personal injury or related property damage to any third party arising out of and attributable to the manufacture, sale, or distribution of any product by Phoenix prior to Closing;

                  (C) Any liability for infringement or other violation of any Intellectual Property right of any third party arising out of and attributable to the manufacture, sale, or distribution of any Phoenix product or the conduct of the Business prior to Closing;

                  (D) Any cleanup, correction, removal, or remedial action related to the Assets, the Real Property, or the Business attributable to conditions existing at or prior to the Closing and necessary to comply with any Environmental Law, other than the matters governed by paragraph 8.2(e);

                  (E) Any capital expenditure or related correction to the wastewater treatment system at Phoenix's facilities in Andrews, South Carolina reasonably necessary to permit that system to comply with zinc discharge standards of the Town of Andrews in effect as of Closing or coming into effect within eighteen months of Closing, provided, that Phoenix shall not be liable to indemnify LIG to the extent that the wastewater treatment system is unable to satisfy said discharge standards because LIG has changed the products manufactured by, or the processes used in manufacturing at, the facilities; or

                  (F) Any Retained Liability, including any pending or threatened litigation, charges of discrimination, citation, or the like based on conduct occurring or accruing up to Closing.

         8.3      OBLIGATION OF LIG TO INDEMNIFY.

                  Subject to the limitations in Articles 8.4 and 8.5, LIG agrees to indemnify Phoenix and each of its respective officers, directors, employees, counsel, agents, Affiliates and assigns against, and hold each of them harmless from, all Losses asserted against, imposed upon or incurred by any of the foregoing resulting from, arising out of, or based upon the following, notwithstanding any actual or alleged negligence of any Person indemnified hereunder:

                  (A) Any inaccuracy in any representation or warranty made by LIG pursuant to this Agreement;

                  (B) Any breach of any covenant or agreement made or to be performed by LIG pursuant this Agreement or any of the documents to be executed and delivered by LIG in connection with the transactions contemplated by this Agreement;

                  (C) Any Liability incurred by Phoenix as a consequence of LIG's operation of the Business post-Closing; or

                  (D)      Any Assumed Liability.

         8.4      LIMITATIONS ON INDEMNIFICATION.

                  (A) Phoenix shall not be required to indemnify LIG with respect to a claim for indemnification pursuant to Article 8.2 (an "Indemnification Claim") unless the amount of the Loss on which the Indemnification Claim is based, when aggregated with all other such Losses, exceeds $50,000.00 (Fifty Thousand United States Dollars) (the "Minimum Aggregate Liability Amount"), at which time Losses may be asserted for the Minimum Aggregate Liability Amount and any amounts in excess of the Minimum Aggregate Liability Amount.

                  (B) Phoenix's maximum aggregate liability for Indemnification Claims shall be $1,000,000.00 (One Million United States Dollars)(the "Maximum Aggregate Liability Amount").

                  (C) The Minimum and Maximum Aggregate Liability Amounts shall not apply to any Loss which results from or arises out of fraud or intentional misrepresentation or an intentional breach of warranty on the part of Phoenix.

                  (D) Phoenix agrees to continue in force until the third anniversary of the Closing Date, at Phoenix's expense, insurance against any Loss that would give rise to an Indemnification Claim pursuant to Article 8.2(b) (subject to usual policy exclusions) in a maximum aggregate amount of $5,000,000.00 (Five Million United States Dollars) (the "Tail Coverage Insurance") and to name LIG and its Affiliates as additional insureds under that insurance. Phoenix shall be responsible for satisfying any such Indemnification Claim only to the extent that such claim is not covered by the Tail Coverage Insurance.

                  (E) Each Party shall act reasonably and in good faith to mitigate any Loss arising out of or related to an indemnifiable claim pursuant to this Article 8. No Party otherwise entitled to indemnification under this Agreement shall be indemnified pursuant to this Agreement to the extent that such Party's Losses are increased or extended by the willful misconduct, violation of Law or bad faith of such Party.

         8.5      NOTICE OF LOSS OR ASSERTED LIABILITY; EXPIRATION OF
                  INDEMNIFICATION.

                  (A) Promptly after (i) becoming aware of circumstances that have resulted in a Loss for which any Person or Persons entitled to indemnification pursuant to Articles 8.2 or 8.3 intends to seek indemnification under such Article (the "Indemnified Party") or (ii) receipt by the Indemnified Party of written notice of any demand, claim or circumstances which, with the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any Litigation that may result in a Loss (an "Asserted Liability"), the Indemnified Party shall give notice (the "Claims Notice") to the Party obligated to provide indemnification pursuant to Articles 8.2 or 8.3 (the "Indemnifying Party"). The Claims Notice shall describe the Loss or the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Party. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Loss. If a Claims Notice is not provided promptly as required by this Article 8.5(a), the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party to the extent that the Indemnifying Party has not established that it has been prejudiced by late receipt of the Claims Notice. If, however, the Claims Notice is not provided prior to compromise or payment of any Asserted Liability by the Indemnified Party, the Indemnified Party shall only be entitled to indemnification by the Indemnifying Party to the extent that the Indemnified Party has established that the Indemnifying Party has not been prejudiced by such late receipt of the Claims Notice.

                  (B) Claims Notices shall be made within eighteen (18) months of the Closing Date. Failure by an Indemnified Party to provide a Claims Notice within such notice period shall constitute a waiver of the claim in question, and the Indemnified Party's right to make an indemnification claim for the Losses in question shall expire.

         8.6      OPPORTUNITY TO CONTEST.

                  Subject to the provisions of Article 8.7, the Indemnifying Party may elect to compromise or contest, at its own expense and with counsel reasonably acceptable to the Indemnified Party, any Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so by sending a notice to the Indemnified Party (the "Contest Notice"), and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party. Anything in this Article 8.6 to the contrary notwithstanding, (i) the Indemnified Party shall have the right, at its own cost and for its own account (except as provided in Article 8.7), to compromise or contest any Asserted Liability, and (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Asserted Liability or consent to entry of any judgment which does not include an unconditional term releasing the Indemnified Party from all Liability in respect of such Asserted Liability. In any event, the Indemnified Party and the Indemnifying Party may participate, each at its own expense, in the contest of such Asserted Liability. Phoenix and LIG shall cooperate fully with one another as to all Asserted Liabilities, shall make available to one another as reasonably requested all information, records, and documents relating to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability. Phoenix and LIG also shall make available to one another, as reasonably requested, their personnel, agents, and other Representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

         8.7      DISPUTES WITH CUSTOMERS OR SUPPLIERS.

                  Article 8.6 notwithstanding, in the case of any Asserted Liability by any present or former supplier or customer of either LIG or Phoenix in connection with which LIG may make a claim against Phoenix for indemnification pursuant to Article 8.2, LIG shall give a Claims Notice with respect thereto but, unless LIG and Phoenix otherwise agree, LIG shall have the exclusive right at its option to defend, at its own expense, any such matter, subject to the duty of LIG to consult with Phoenix and its attorneys in connection with such defense and provided that no such matter shall be compromised or settled by LIG (other than compromises or settlements at LIG's expense and for its account) without the prior consent of Phoenix, which consent shall not be unreasonably withheld.

         8.8      SUBROGATION RIGHTS.

                  In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article 8, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Loss to which such indemnification relates; provided, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it or its insurance carriers pursuant to this
Article 8 in connection with such Loss.

         8.9      EXCLUSIVE REMEDIES.

                  The remedies provided in Article 1.5 and 1.6 and in this
Article 8 shall be exclusive and no Indemnified Party shall be entitled to any other remedy at law or in equity.

                                    ARTICLE 9
                     CONDITIONS PRECEDENT TO OBLIGATIONS TO
                 CONSUMMATE THE PURCHASE AND SALE OF THE ASSETS

         9.1      CONDITIONS TO OBLIGATIONS OF EACH PARTY.

                  The respective obligations of each Party to consummate the purchase and sale of the Assets pursuant to Article 2 are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Article 12.5 of this Agreement:

                  (A)      EXERCISE OF OPTION

                  LIG shall have exercised the Option pursuant to Article 1.3 during the Option Period.

                  (B)      REGULATORY APPROVALS.

                  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner, which, in the reasonable judgment of the Board of Directors of LIG or Phoenix, would have such a Material Adverse Effect on the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, LIG or Phoenix, as the case may be, would not, in its reasonable judgment, have entered into this Agreement.

                  (C)      CONSENTS AND APPROVALS.

                  Each Party shall have obtained any and all Consents required for consummation of the transactions contemplated by this Agreement or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which, in the reasonable judgment of the Board of Directors of either LIG or Phoenix, would have such a Material Adverse Effect on the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, LIG or Phoenix, as the case may be, would not, in its reasonable judgment, have entered into this Agreement.

                  (D)      LEGAL PROCEEDINGS.

                  No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

         9.2      CONDITIONS TO OBLIGATIONS OF LIG.

                  The obligations of LIG to consummate the purchase and sale of the Assets pursuant to Article 2 are subject to the satisfaction of the following conditions, unless waived by LIG pursuant to Article 12.5(a) of this
Agreement:

                  (A)      REPRESENTATIONS AND WARRANTIES.

                  The representations and warranties of Phoenix set forth or referred to in this Agreement shall be true and correct in all Material respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date; and, in the event Phoenix prepares a Supplemental Disclosure Memorandum pursuant to Article 6.2(g), the representations and warranties of Phoenix as restated and affirmed therein shall be true and correct in all Material respects as of the date of said Supplemental Disclosure Memorandum and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date.

                  (B)      PERFORMANCE OF AGREEMENTS AND COVENANTS.

                  Each and all of the agreements and covenants of Phoenix to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to Closing shall have been duly performed and complied with in all Material respects.

                  (C)      DELIVERY OF DOCUMENTS.

                  Phoenix shall have delivered to LIG each of the documents specified in Article 3.3.

                  (D)      REAL PROPERTY.

                  A title insurer selected by LIG shall be prepared to issue, at the Closing, upon the sole condition of the payment of an amount no greater than its regularly scheduled premium, its standard ALTA Form policy of title insurance insuring LIG's interest in the Real Property, in a form reasonably acceptable to LIG, assuming LIG has used its reasonable best efforts to obtain such policy.

         9.3      CONDITIONS TO OBLIGATIONS OF PHOENIX.

                  The obligations of Phoenix to consummate the purchase and sale of the Assets pursuant to Article 2 are subject to the satisfaction of the following conditions, unless waived by Phoenix, pursuant to Article 12.5(b) of this Agreement:

                  (A)      SHAREHOLDER APPROVAL.

                  The resolution adopted by the shareholders of Phoenix pursuant to Article 1.4 shall authorize the execution, delivery, and performance of the transactions contemplated by this Agreement in accordance with all requirements of Delaware Law and of Phoenix's Certificate of Incorporation and Bylaws.

                  (B)      PAYMENT OF PURCHASE PRICE.

                  LIG shall have paid the Purchase Price in accordance with the terms of Article 2.2.

                  (C)      REPRESENTATIONS AND WARRANTIES.

                  The representations and warranties of LIG set forth in this Agreement shall be true and correct in all Material respects as of the date of this Agreement and as of Closing with the same effect as though all such representations and warranties had been made on and as of Closing.

                  (D)      PERFORMANCE OF AGREEMENTS AND COVENANTS.

                  Each and all of the agreements and covenants of LIG to be performed and complied with pursuant to this Agreement prior to Closing shall have been duly performed and complied with in all Material respects.

                  (E)      DELIVERY OF DOCUMENTS.

                  LIG shall have delivered to Phoenix each of the documents specified in Article 3.4.


                                   ARTICLE 10
                                   TERMINATION

         10.1     TERMINATION.

                  This Agreement may be terminated as provided in Article 1.5 or at any time prior to the Closing:

                  (A) By mutual consent of the Parties;

                  (B) By the Board of Directors of either Party in the event of a Material breach by the other Party of any representation, warranty, covenant, or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the other Party of such breach; or

                  (C) By the Board of Directors of either Party in the event that any Consent of any Regulatory Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal.

         10.2     EFFECT OF TERMINATION.

                  In the event of the termination or expiration of this Agreement pursuant to Articles 1.5 or 10.1:

                  (A) This Agreement shall become void and have no effect, except that: (i) the provisions of Articles 1.5, 7.2 and 10 of this Agreement shall survive any such termination or expiration, and (ii) a termination pursuant to Article 10.1(b) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination; and

                  (B) Each Party shall pay the costs and expenses incurred by it in connection with this Agreement, provided that, if termination is the direct or indirect result of an uncured willful breach of a representation, warranty, covenant or agreement, the breaching Party shall be fully liable to the non-breaching Party for such Default.

         10.3     RISK OF LOSS.

                  Phoenix assumes all risk of condemnation, destruction, or Loss due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, or Loss is such that the Business is interrupted or curtailed for at least sixty (60) days or the Assets are Materially affected, LIG shall have the right to terminate this Agreement. If the condemnation, destruction, or Loss is such that the Business is neither interrupted nor curtailed nor the Assets Materially affected, or if the Business is interrupted or curtailed or the Assets are Materially affected and LIG nevertheless foregoes the right to terminate this Agreement, the Purchase Price shall be equitably adjusted at Closing to reflect such condemnation, destruction, or Loss, to the extent that insurance or condemnation proceeds paid or to be paid to LIG are not sufficient to cover such destruction or Loss.


                                   ARTICLE 11
                        GOVERNING LAW; DISPUTE RESOLUTION

         11.1     GOVERNING LAW.

                  This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia applicable to contracts executed and wholly performed within that State.

         11.2     ARBITRATION.

                  (A)      AMERICAN ARBITRATION ASSOCIATION RULES.

                  Any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules").

                  (B)      COMPOSITION OF ARBITRAL TRIBUNAL.

                  The arbitration shall be held before a panel of three arbitrators, one of whom, who shall serve as chairman, shall be nominated by the American Arbitration Association in accordance with the Rules, one of whom shall be nominated by LIG, and one of whom shall be nominated by Phoenix.

                  (C)      SITUS; LANGUAGE.

                  The arbitration shall be conducted in Atlanta, Georgia. All arbitral proceedings shall be in English.

                  (D)      JUDICIAL ASSISTANCE.

                  The award of the arbitrators shall be final and binding. The Parties waive any right to appeal the award, to the extent a right to appeal may be lawfully waived. Each Party retains the right to seek judicial assistance:
(i) to compel arbitration; (ii) to obtain interim measures of protection pending arbitration; and (iii) to enforce any decision of the arbitrators, including the final award.


                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1     ENTIRE AGREEMENT.

                  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated under this Agreement and supersedes all prior arrangements or understandings with respect thereto, written or oral.

         12.2     AMENDMENTS.

                  This Agreement may be amended only by a subsequent writing signed by each of the Parties.

         12.3     EXPENSES.

                  Except as provided in Article 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

         12.4     BROKERS AND FINDERS.

                  Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated by it.

         12.5     WAIVERS.

                  (A) Prior to or at Closing, LIG, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Phoenix, to waive or extend the time for the compliance or fulfillment by Phoenix of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of LIG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of LIG.

                  (B) Prior to or at Closing, Phoenix, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by LIG, to waive or extend the time for the compliance or fulfillment by LIG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Phoenix under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Phoenix.

                  (C) The failure of any Party to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         12.6     ASSIGNMENT.

                  This Agreement and the rights, interests or obligations under this Agreement may be assigned (whether by operation of Law or otherwise) by a Party only to an Affiliate of that Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         12.7     NOTICES.

                  All notices or other communications which are required or permitted under this Agreement shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided under this Agreement), and shall be deemed to have been delivered as of the date so delivered:

              Phoenix:             PHOENIX MEDICAL TECHNOLOGY, INC.
                                   Route 521 West
                                   Andrews, South Carolina  29510
                                   Telecopy Number:  (803) 221-5201

                                   Attention:  Edward W. Gallaher, Sr.

              Copy to Counsel:     Barbara R. Frith
                                   KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.
                                   Suite 4200
                                   Nationsbank Corporate Center
                                   100 North Tryon Street
                                   Charlotte, North Carolina  28202-4006
                                   Telecopy Number:  (704) 331-7598

              LIG:                 LONDON INTERNATIONAL GROUP, INC.
                                   3585 Engineering Drive, Suite 200
                                   Post Office Box 926090
                                   Norcross, Georgia 30092-9204
                                   Telecopy Number: (770) 582-2226

                                   Attention: Robert Kaiser

              Copy to Counsel:     Patrick M. Norton
                                   ALSTON & BIRD LLP
                                   North Building
                                   601 Pennsylvania Avenue, NW
                                   Washington, DC  20004
                                   Telecopy Number:  (202) 508-3333

         12.8     COUNTERPARTS.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         12.9     CAPTIONS.

                  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         12.10    INTERPRETATIONS.

                  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either Party, whether under any rule of construction or otherwise. Neither Party shall be considered the draftsman of this Agreement. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by both Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of both Parties.

         12.11    SEVERABILITY.

                  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


                                   ARTICLE 13
                                   DEFINITIONS

         13.1     DEFINITIONS.

                  The following terms shall, whenever capitalized in this Agreement, have the meanings ascribed below:

                  "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "AGREEMENT" shall mean this Agreement, including the Exhibits and Schedules delivered pursuant to this Agreement and incorporated in it by reference.

                  "ASSETS" shall mean the following as they exist immediately prior to Closing:

                           (A) All Fixed Assets;

                           (B) The Real Property;

                           (C) All Contracts;

                           (D) All Transferred Inventory;

                           (E) All Contingent Payments pursuant to Section 1.3 of the Asset Purchase Agreement dated March 18, 1996 by and between Phoenix and Microtek Medical, Inc. (as the term "Contingent Payments" is defined therein);

                           (F) All prepaid items and accounts receivable of the Business and rights to invoice customers of the Business for goods and services, regardless of when provided, existing on the Closing Date;

                           (G) Copies of all Customer Lists, files, advertising and promotional literature, price lists, records, correspondence, plats, architectural plans, manufacturing and engineering drawings and specifications, patterns, sales information, and other technical and business records relating to the Business and existing on the Closing Date;

                           (H) The Intellectual Property; and

                           (I) To the extent not covered by subparagraphs (a) through (h), all other assets of the Business that are reflected on the most current balance sheet in the Phoenix Financial Statements, except for assets disposed of in the ordinary course of business since the date of that balance sheet, as permitted or contemplated by this Agreement.

"Assets" shall not include the Retained Assets.

                  "ASSUMED LIABILITIES" shall mean all liabilities of the Business other than the Retained Liabilities. "Assumed Liabilities" shall specifically include: (i) all Liabilities pursuant to the Contracts listed at
Article 13.1.1 of the Phoenix Disclosure Memorandum; (ii) all Tax Liabilities reflected on the balance sheet of Phoenix, consistent with the accounting methodology used in preparation of the 1996 Phoenix Balance Sheet; and (iii) the liability of Phoenix to pay $100,589 (One Hundred Thousand, Five Hundred Eighty-Nine United States Dollars) to Edward W. Gallaher, Sr. and $69,411 (Sixty-Nine Thousand, Four Hundred Eleven United States Dollars) to Grover Mixon, in each case as reimbursement for previously deferred compensation.

                  "BUSINESS" shall mean the business of manufacturing and selling latex, vinyl, and nitrile gloves as that business is currently being conducted by Phoenix.

                  "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

                  "CONSENT" shall mean any consent, approval, estoppel, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, license, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "CUSTOMER LISTS" shall mean a list of all customers of Phoenix invoiced at any time during the twenty-four month period preceding the date of this Agreement and a list of any prospective customers of Phoenix to which Phoenix has submitted quotations on products at any time during the twenty-four month period preceding the date of this Agreement.

                  "DEFAULT" with respect to a Contract, Order, or Permit shall mean (i) any breach or violation of or default under such Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under such Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, such Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

                  "ENVIRONMENTAL CLAIM" means any Litigation in any court or before or by any Regulatory Authority or private arbitrator, mediator, or tribunal against the Business, Phoenix or its assets (including notice or other communication (written or oral) by any Person alleging potential liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability or alleged Liability under, or any violation or alleged violation of, any Environmental Law.

                  "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including CERCLA and RCRA, and similar Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material. "Environmental Laws" shall not include Laws relating to occupational health and safety.

                  "ENVIRONMENTAL MATTER" shall mean any matter or circumstance related to the following, if before Closing: (a) the disposal or release of any Hazardous Material into the environment, (b) the treatment, storage, or other handling of any Hazardous Material, (c) the placement of structures or discharge of pollutants into waters of the United States, or (d) the presence of any Hazardous Material in, on, or emanating from any building, structure, or workplace.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ESCROW AGENT" shall mean a bank mutually agreed by the Parties to serve as the escrow agent pursuant to the Escrow Agreement.

                  "FIXED ASSETS" shall mean all fixed assets of Phoenix on the Closing Date used exclusively or primarily in the Business, including all property, plant, and equipment and all the motor vehicles listed in Article
13.1.2 to the Phoenix Disclosure Memorandum.

                  "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

                  "HAZARDOUS MATERIAL" shall mean any hazardous substance, hazardous material, hazardous waste, or regulated substance (as those terms are defined by any applicable Environmental Law), including petroleum products, oil, asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities, and any polychlorinated biphenyls.

                  "INTELLECTUAL PROPERTY" shall mean all patents, trade secrets, inventions, formulae, know-how, and processes, whether trade secrets or not, trade names, trademarks, service marks, brand names, design rights, and copyrights, and the registrations and applications thereof, which are used exclusively or primarily in connection with the operation of the Business, together with the goodwill of the Business symbolized thereby.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "KNOWLEDGE" as used with respect to Phoenix shall mean the personal knowledge after reasonable due inquiry of Edward W. Gallaher, Sr. and Grover Mixon.

                  "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

                  "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                  "LOAN AGREEMENT" shall mean that Loan and Security Agreement by and between the Parties, of even date herewith, whereby LIG agrees to loan Phoenix $750,000 (Seven Hundred and Fifty Thousand United States Dollars) on the terms and for the purposes set out therein.

                  "LOSS" shall mean any loss, liability, damage, cost, deficiency, or other expense, including reasonable attorneys' fees.

                  "MATERIAL" shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of a Party, or on (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement

                  "OPTION ESCROW AGENT" shall mean SunTrust Bank, Atlanta, a Georgia banking corporation, or its successors, as provided in the Option Escrow Agreement.

                  "OPTION ESCROW AGREEMENT" shall mean an agreement in substantially the form of Exhibit 1.2 by and among LIG, Phoenix, and the Option Escrow Agent.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

                  "OSHA" shall mean the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651, et seq.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

                  "PERMITTED LIENS" shall mean: (i) Liens arising out of any Assumed Liability; (ii) Liens for current property Taxes not yet due and payable, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party

                  "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "PHOENIX DISCLOSURE MEMORANDUM" shall mean the written information entitled "Phoenix Disclosure Memorandum" delivered prior to the date of this Agreement describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Article of this Agreement under which such disclosure is being made. Information disclosed with respect to one Article shall not be deemed to be disclosed for purposes of any other Article unless otherwise specifically stated therein.

                  "PHOENIX FINANCIAL STATEMENTS" shall mean the audited financial statements (including related notes and schedules) of Phoenix as of December 31, 1994, December 31, 1995, and December 31, 1996, and, if the Closing Date is after January 1, 1998, the audited financial statement of Phoenix as of December 31, 1997.

                  "PLANT" shall mean the approximately 150,000 square foot building located on the Real Property, which is used by Phoenix to carry out the manufacturing aspect of its Business.

                  "R&D AGREEMENT" shall mean that Research and Development Agreement by and between the Parties and of even date herewith, pursuant to which the Parties agree to cooperate in the development of a marketable nitrile glove on the terms and conditions set out therein.

                  "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.

                  "REAL PROPERTY" shall mean all interests in Real Property owned, leased, or used by Phoenix in the Business, a complete list of which appears as Article 4.16 of the Phoenix Disclosure Memorandum.

                  "REGULATORY AUTHORITY" shall mean any federal, state, local, or foreign governmental regulatory agencies having jurisdiction over the Parties, including the Federal Trade Commission and the United States Department of Justice.

                  "RELATED PARTY" means, with regard to any natural Person, his spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                  "RETAINED ASSETS" shall mean (a) those Assets listed in
Article 13.1.3 to the Phoenix Disclosure Memorandum; (b) all net loss carryforwards of Phoenix for tax purposes;and (c) any Contract deemed a "Retained Asset" pursuant to Article 2.6(c).

                  "RETAINED LIABILITIES" shall mean (a) those Liabilities listed in Article 13.1.4 of the Phoenix Disclosure Memorandum; (b) all Liability connected with any pending or threatened litigation, charges of discrimination, citations, or allegations based on actions of Phoenix, or on conduct of officers, agents, employees, or Representative of Phoenix, occurring or accruing up to Closing; (c) any Liability deemed a "Retained Liability" pursuant to
Article 2.6(c); and (d) any Liability of Phoenix to any shareholders of Phoenix as shareholders, other than business liabilities incurred in the ordinary course, or pursuant to any option to acquire Phoenix stock.

                  "SECTION 1060 FORMS" shall mean all returns, documents, statements and other forms that are required to be submitted to any federal, state, county or other local Taxing authority in connection with a Section 1060 Statement, and shall include any "asset acquisition statement" and United States Internal Revenue Service Form 8594 (together with any schedules or attachments) that are required pursuant to United States Treasury Department Regulations.

                  "SECTION 1060 STATEMENT" shall mean a statement described in United States Treasury Regulations Section 1.1060-1T(h) with respect to LIG's purchase of the Assets, and shall include any corresponding statement under any other applicable Tax law that requires a separate statement with respect to LIG's purchase of the Assets.

                  "SHAREHOLDERS' EQUITY" shall mean, for purposes of Article 2.3, the shareholder's equity of Phoenix as of the Closing Date calculated in accordance with GAAP and consistent with past accounting practices of Phoenix, without giving effect to either the Retained Assets or the Retained Liabilities.

                  "SUPPLY AGREEMENT" shall mean the Agreement for the Purchase and Sale of Goods by and between the Parties of even date herewith whereby Phoenix agrees to supply LIG, and LIG agrees to purchase from Phoenix, nitrile gloves on terms and conditions set out therein.

                  "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

                  "TAX RETURNS" means all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

                  "TRANSFERRED INVENTORY" shall mean all of the inventory and supplies relating exclusively or primarily to the Business and existing on the Closing Date, including raw materials, work in process, and finished goods.

                  "1996 PHOENIX BALANCE SHEET" shall mean the balance sheet at December 31, 1996 and accompanying notes thereto included in the Phoenix Financial Statements.

                  "1997 PHOENIX BALANCE SHEET" shall mean the balance sheet at December 31, 1997 and accompanying notes thereto included in the Phoenix Financial Statements.

         13.2     DEFINITIONS ELSEWHERE IN AGREEMENT.

                  The following terms shall, whenever capitalized in this Agreement, have the meanings ascribed to them in the referenced sections:

              Adjusted Purchase Price                       Article 2.3(c)
              Asserted Liability                            Article 8.5
              Claims Notice                                 Article 8.5
              Closing                                       Article 3.1
              Closing Date                                  Article 3.2
              Contest Notice                                Article 8.6
              Employment Agreements                         Article 3.3(d)
              Effective Date                                Article 1.5(a)
              Escrow Accounts                               Article 2.4
              Escrow Agreement                              Article 2.4
              ERISA Affiliate                               Article 4.14(c)
              Immigration Laws                              Article 4.24
              Indemnification Claim                         Article 8.4(a)
              Indemnification Escrow Account                Article 2.4
              Indemnified Party                             Article 8.5
              Indemnifying Party                            Article 8.5
              Independent CPA                               Article 2.3(b)
              Independent CPA Closing Date Balance Sheet    Article 2.3(b)
              Large Customer                                Article 4.19(b)
              Large Supplier                                Article 4.19(a)
              LIG                                           Preamble
              LIG Closing Date Balance Sheet                Article 2.3(a)
              Material Contracts                            Article 2.6(a)
              Maximum Aggregate Liability Amount            Article 8.4(b)
              Minimum Aggregate Liability Amount            Article 8.4(a)
              Non-Competition Agreements                    Article 3.3(h)
              Notice of Exercise                            Article 1.3
              Option                                        Article 1.1
              Option Payment                                Article 1.2
              Option Period                                 Article 1.5(b)
              Phoenix                                       Preamble
              Phoenix Benefit Plans                         Article 4.14(a)
              Phoenix ERISA Plan                            Article 4.14(a)
              Phoenix Pension Plan                          Article 4.14(a)
              Proxy Statement                               Article 1.4(a)
              Purchase Price                                Article 2.2
              Purchase Price Adjustment Escrow Account      Article 2.4

              Rules                                         Article 11.2(a)
              Shareholders' Meeting                         Article 1.4(a)
              Supplemental Disclosure Memorandum            Article 6.2(g)
              Tail Coverage Insurance                       Article 8.4(c)
              U.S. Trademark Assignment                     Article 3.3(b)


                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                            PHOENIX MEDICAL TECHNOLOGY, INC.



/s/ Jacqueline L. Gallaher         By:    /s/ Edward W. Gallaher, Sr.
----------------------------              -------------------------------
Secretary (Assistant)              Name:  Edward W. Gallaher, Sr.
                                   Title: President


[CORPORATE SEAL]



ATTEST:                            LONDON INTERNATIONAL GROUP, INC.



/s/ William L. Gray                By:    /s/ Robert Kaiser
----------------------------              -------------------------------
Secretary                          Name:  Robert Kaiser
                                   Title: Vice President and General Counsel


[CORPORATE SEAL]